Exhibit 99.1

TENDER OFFER AND CONSENT SOLICITATION RESULTS ANNOUNCED IN
CONNECTION WITH THE SALE OF SAFETY PRODUCTS HOLDINGS, INC.

OAK BROOK, Illinois — May 16, 2008 — In connection with the sale (the “Sale”) of Safety Products Holdings, Inc. (the “Company”) to Honeywell International Inc., the Company announced today that it has accepted for payment all tenders with respect to its 11 3/4% Senior PIK Notes due 2012 (the “Holdco Notes”) and Norcross Safety Products L.L.C. (the “Opco Purchaser” and together with the Company, the “Purchasers”) announced that it has accepted for payment all tenders with respect to its 9 7/8% Senior Subordinated Notes due 2011 (the “Opco Notes” and together with the Holdco Notes, the “Notes”).

The Company has received tenders and consents from holders of 100%, or $173,849,512 of the $173,849,512 outstanding aggregate principal amount of Holdco Notes and the Opco Purchaser has received tenders and consents from holders of 100%, or $152,500,000, of the $152,500,000 outstanding aggregate principal amount of Opco Notes.

The total consideration for each $1,000 principal amount of Holdco Notes validly tendered and accepted for payment and consents validly delivered and not withdrawn is $1,052.50 (which includes a consent payment of $30.00).  The total consideration for each $1,000 principal amount of Opco Notes validly tendered and accepted for payment and consents validly delivered and not withdrawn is $1,051.88 (which includes a consent payment of $30.00).  Holders who validly tendered and did not validly withdraw their notes will also receive accrued and unpaid interest from the last interest payment date to, but not including, the payment date.  Payment for the total consideration and accrued and unpaid interest has been deposited with The Depository Trust Company.

As previously announced, the Purchasers received the requisite consents from the holders of the Notes to amend certain covenants in the indentures governing the Notes.  As a result of obtaining the requisite consents, the supplemental indentures effecting the amendments to the indentures governing each series of Notes contemplated by the tender offers and consent solicitations were executed on April 25, 2008 and became operative immediately prior to the Sale.

The tender offers and consent solicitations were made upon the terms and subject to the conditions set forth in the related offer to purchase and consent solicitation statements dated April 14, 2008.

The Purchasers retained Credit Suisse Securities (USA) LLC to serve as Dealer Manager and Solicitation Agent and D.F. King & Co., Inc. to serve as Information Agent and Tender Agent.

The Company is a leading designer, manufacturer and marketer of branded products in the fragmented personal protection equipment industry.  The Company manufactures and markets a full line of personal protection equipment for workers in the general safety and preparedness, fire service and electrical safety industries.  The Company sells its products under trusted, long-standing and well-recognized brand names, including North, KCL, Fibre-Metal, NEOS, Morning Pride, Ranger, Servus, Pro-Warrington, American Firewear, Salisbury and

SafetyLine.  The Company’s broad product offering includes, among other things, respiratory protection, protective footwear, hand protection, turnout gear and linemen equipment.

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